Exhibit 107
Calculation of Filing Fee Tables
S-3, 424(b)(7)
(Form Type)
Biohaven Pharmaceutical Holding Company Ltd.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value	456(b), 457(c), 457(r)	493,254	$150.74 (1)	$74,353,107.96 (1)	0.0000927	$6,892.53
Fees Previously Paid
Carry Forward Securities

	Total Offering Amounts							$74,353,107.96
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$6,892.53

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low sales price of a share of the Registrant’s common shares, as reported by the New York Stock Exchange on September 12, 2022.

(2)	Calculated in accordance with Rules 456(b), 457(c) and 457(r) of the Securities Act.